Exhibit 99.1

CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Second Quarter Results
Company Achieves Positive EBITDA Results On 49 Percent Increase In Sales
MINNEAPOLIS, May 12, 2008 —XATA Corporation (Nasdaq:XATA), today reported a $3.9 million or 49 percent increase in sales for the second quarter ended March 31, 2008 as sales increased to $12.1 million from $8.2 million for the same period in fiscal 2007. The revenue increase in the quarter was driven by a 45 percent growth from the company’s XATANET subscription revenue and two months of sales relating to the acquisition of GeoLogic Solutions, Inc. Comparable second quarter year-over-year sales, excluding the GeoLogic Solutions sales, grew at 9 percent as the company’s legacy OpCenter product sales continue to decline consistent with expectations as new and existing customers launch or migrate to XATANET systems.
For the second quarter recurring revenue, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter product lines, accounted for 48 percent of total sales compared to 32 percent for the same period in fiscal 2007.
Operationally, total gross margins increased to 50 percent for the second quarter of fiscal 2008 compared to 43 percent for the same period of fiscal 2007. The increase was driven by higher gross margin XATANET subscription revenue and the fact that a larger portion of the total revenue stream now consists of higher recurring revenue gross margins.
Selling, general and administrative costs were $5.8 million and $3.4 million for the second quarter of fiscal 2008 and 2007, respectively. The increase of $2.4 million reflects the selling, general and administrative costs of the consolidated operations, including amortization expense of $0.3 million relating to the acquired intangible assets.
For the second quarter of fiscal 2008, the company generated a positive EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $0.01 per diluted share compared to a loss of $0.01 per diluted share for the same period of fiscal 2007.
“We are very pleased with our second quarter financial performance. XATANET subscription sales continue to grow as existing clients migrate from our legacy OpCenter product and new subscribers, such as SYSCO, realize the benefits of our software solution to their businesses,” said Jay Coughlan, XATA chairman and CEO. “With the acquisition of GeoLogic, we now have approximately 59,000 recurring revenue systems and a footprint into the for-hire segment of the trucking industry, which according to FleetSeek database includes approximately 1.5 million vehicles.”
The company’s second quarter performance also includes an increase in interest expense of $0.4 million as the result of $18.2 million in debt that was incurred to fund the Geologic acquisition. As a result, the company reported a net loss to common shareholders for the quarter of $1.4 million, or $0.17 per diluted share, compared to a net loss of $0.9 million, or $0.12 per diluted share, in the comparable period of fiscal 2007.
Six Month Performance
Sales for the six months ended March 31, 2008 increased 24 percent to $19.8 million versus $16.0 million for the same period one year ago. The revenue increase was driven by a year-over-year 45 percent growth from the company’s XATANET subscription revenue and two months of sales relating to the acquisition of GeoLogic Solutions, Inc. Comparable year-over-year sales for the six month period, excluding the GeoLogic Solutions sales, grew at 4 percent as the company’s legacy OpCenter product sales continue to decline consistent with expectations as new and existing customers launch or migrate to XATANET systems. For the six-month period, recurring revenue contributed 45 percent of total sales for fiscal 2008 compared to 31 percent for fiscal 2007.
“We continue to successfully integrate the GeoLogic acquisition into our organization,” Coughlan said. “This acquisition has moved XATA into the 1.5 million for-hire truck segment of the trucking industry, a significant growth opportunity for us as we expand our software technology offerings and services into the marketplace.”
Gross margin improved during the six month period of fiscal 2008 to 49 percent in comparison to 44 percent for the same period in fiscal 2007 due to an increase in higher gross margin XATANET subscription revenue and the fact that a larger portion of the total revenue stream now consists of higher recurring revenue gross margins.
Selling, general and administrative costs were $9.5 million and $6.5 million for the six months ended March 31, 2008 and 2007, respectively. The increase is driven by additional costs of the combined entity and investments in our brand strategy, professional services business and direct sales model. As a result of the increased operating expenses being partially offset by improved margins, the company reported an EBITDA loss for the six months ended March 31, 2008 of $0.05 per diluted share compared to a loss of $0.02 per diluted share for the same period of fiscal 2007 and a net loss to common shareholders of $2.5 million, or $0.30 per diluted share, versus a net loss to common shareholders of $1.6 million, or $0.20 per diluted share, for the same six month period in 2007.
Non-GAAP vs. GAAP Financials
To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. With the introduction of XATANET in 2004, our customers now have access to vehicle data anywhere, anytime, through a fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. XATA was the first company to introduce electronic driver logs and exception-based management reporting. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, cost and difficulties we may face in integrating the businesses of XATA and GeoLogic Solutions, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Sales	$12,129	$8,162	$19,816	$15,936

Cost of sales	6,009	4,670	10,067	8,851
Selling, general and administrative	5,759	3,438	9,475	6,495
Research and development	1,439	1,024	2,479	2,198

Total costs and expenses	13,207	9,132	22,021	17,544

Operating loss	(1,078)	(970)	(2,205)	(1,608)
Interest income	110	101	241	192
Interest expense	(370)	(6)	(387)	(13)

Loss before income taxes	(1,338)	(875)	(2,351)	(1,429)
Income tax expense	—	—	—	—

Net loss	(1,338)	(875)	(2,351)	(1,429)

Preferred stock dividends and deemed dividends	(47)	(46)	(137)	(187)

Net loss to common shareholders	$(1,385)	$(921)	$(2,488)	$(1,616)

Net loss per common share — basic and diluted	$(0.17)	$(0.12)	$(0.30)	$(0.20)

Weighted average common and common share equivalents basic and diluted	8,306	7,921	8,234	7,883

XATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2008	September 30, 2007
	(Unaudited)
Current assets
Cash and cash equivalents	$8,036	$13,675
Accounts receivable, net	9,196	3,280
Inventories	3,876	2,672
Deferred product costs	1,098	752
Current portion of investment in sales-type leases	955	—
Prepaid expenses	1,596	393

Total current assets	24,757	20,772
Equipment and leasehold improvements, net	4,070	1,583
Goodwill and intangible assets	14,675	—
Deferred product costs, net of current portion	1,936	1,798
Other non-current assets	1,435	—

Total assets	$46,873	$24,153

Current liabilities
Current portion of long-term obligations and deferred rent	$2,237	$161
Accounts payable	5,194	3,419
Accrued liabilities	4,821	3,548
Deferred revenue	4,382	3,105

Total current liabilities	16,634	10,233

Note and capital lease obligations, non-current	16,387	220
Deferred rent	854	98
Deferred revenue, non-current	6,502	6,524

Total liabilities	40,377	17,075

Shareholders’ equity
Common stock	27,614	25,845
Preferred stock	15,840	15,703
Accumulated deficit	(36,958)	(34,470)

Total shareholders’ equity	6,496	7,078

Total liabilities and shareholders’ equity	$46,873	$24,153

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net loss to common shareholders	$(1,385)	$(921)	$(2,488)	$(1,616)

Adjustments:
Net interest expense	260	(95)	146	(179)
Stock-based compensation	501	526	883	927
Depreciation and amortization expense	632	333	882	491
Preferred stock dividends and deemed dividends	47	46	137	187

Total adjustments	1,440	810	2,048	1,426

Non-GAAP EBITDA	$55	$(111)	$(440)	$(190)

Non-GAAP EBITDA per diluted share	$0.01	$(0.01)	$(0.05)	$(0.02)

Shares used in calculating non-GAAP EBITDA per diluted share	8,306	7,921	8,234	7,883